EXHIBIT 99.1

Frederick’s of Hollywood Group Inc. Announces Voting Results of
2010 Annual Meeting of Shareholders
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New York, New York – May 13, 2010 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced the voting results of its 2010 annual meeting of shareholders held on May 12, 2010.  Shareholders of record on the record date, March 29, 2010, were entitled to vote at the annual meeting.  Approximately 82% of the Company’s outstanding shares were voted.

The Company’s shareholders elected six directors to serve for one-year terms and until their successors are elected and qualified.  Their appointments were approved by an average of approximately 98% of the shares voted.

The Company’s shareholders also approved, by over 98% of the shares voted, the previously announced Debt Exchange and Preferred Stock Conversion Agreement with accounts and funds managed by and/or affiliated with Fursa Alternative Strategies LLC (“Fursa”), the holders of the Company’s outstanding Tranche C debt and Series A preferred stock, as well as one of the Company’s largest common shareholders. Pursuant to the agreement, the Company will issue approximately 8,664,400 shares of common stock, and warrants to purchase 1,500,000 shares of common stock, to Fursa upon exchange of approximately $14.3 million of outstanding Tranche C debt and accrued interest, and conversion of approximately $8.8 million of Series A preferred stock, including accrued dividends, at an effective price of approximately $2.66 per share.

The Company intends to consummate the transaction as soon as practicable.  The balance sheet effect of the transaction will be an increase to shareholders’ equity of approximately $23.1 million, which will also allow the Company to regain compliance with the NYSE Amex minimum shareholders’ equity requirements.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “We would like to thank our shareholders for approving, and Fursa for agreeing to, the Debt Exchange and Preferred Stock Conversion transaction.  The improved financial structure of our company as a result of this transaction will allow us to concentrate on implementing our turnaround strategy and building shareholder equity.”

The final voting results for each proposal will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; the ability to consummate the Debt Exchange and Preferred Stock Conversion transaction; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through 127 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.  Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel throughout the United States and Canada.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.
This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com